Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

COSTA INC.

Pursuant to the provisions of Sections 7-1.2-903 and 7-1.2-906 of the General Laws of Rhode Island, 1956, as amended (the “General Laws”), the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:

FIRST: The name of the corporation is Costa Inc. (hereinafter referred to as the “Corporation”).

SECOND: The period of its duration is perpetual.

THIRD: The total number of shares which the Corporation is authorized to issue is 1,000 shares, which will be designated common stock, par value $0.01 per share.

FOURTH: The Corporation’s registered office in the State of Rhode Island is located at 500 George Washington Highway, Smithfield, and its registered agent at such address is Jeffrey J. Giguere.

FIFTH: The corporation has the purpose of engaging in any lawful business, and shall have perpetual existence until dissolved or terminated in accordance with Chapter 7-1.2 of the General Laws.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the director’s duty as a director, except for (i) liability for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability imposed pursuant to the provisions of Section 7-1.2-811 of the General Laws or (iv) liability for any transaction (other than transactions approved in accordance with Section 7-1.2-807 of the General Laws) from which the director derived an improper personal benefit. If the General Laws are amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent so permitted. Any repeal or modification of this provision by the Corporation shall not adversely affect any right or protection of a director of the Corporation existing prior to such repeal or modification.

The board of directors of the Corporation may authorize agreements to be entered into with each director, officer, employee or other agent of the Corporation (an “Indemnified Person”) for the purpose of indemnifying an Indemnified Person in the manner and to the extent permitted by the General Laws.

In addition to the authority conferred upon the board of directors of the Corporation by the foregoing paragraph, the board of directors of the Corporation may authorize agreements to be entered into with each Indemnified Person, for the purpose of indemnifying such person in the manner and to the extent provided herein:

The agreements authorized hereby may provide that the Corporation shall, subject to the provisions of this Article, pay, on behalf of an Indemnified Person, any Loss or Expenses arising from any claim or claims which are made against the Indemnified Person (whether individually or jointly with other Indemnified Persons) by reason of any Covered Act of the Indemnified Person.

For the purposes of this Article, when used herein:

(1) “Loss” means any amount which an Indemnified Person is legally obligated to pay for any claim for Covered Acts and shall include, without being limited to, damages, settlements, fines, penalties or, with respect to employee benefit plans, excise taxes;

(2) “Expenses” means any expenses incurred in connection with the defense against any claim for Covered Acts, including, without being limited to, legal, accounting or investigative fees and expenses or bonds necessary to pursue an appeal of an adverse judgment; and

(3) “Covered Act” means any act or omission of an Indemnified Person in the Indemnified Person’s official capacity with the Corporation.

The agreements authorized hereby may cover Loss or Expenses arising from any claims made against a retired Indemnified Person, the estate, heirs or legal representative of a deceased Indemnified Person or the legal representative of an incompetent, insolvent or bankrupt Indemnified Person, where the Indemnified Person was an Indemnified Person at the time the Covered Act upon which such claims are based occurred.

Any agreements authorized hereby may provide for the advancement of Expenses to an Indemnified Person prior to the final disposition of any action, suit or proceeding, or any appeal therefrom, involving such Indemnified Person and based on the alleged commission by such Indemnified Person of a Covered Act, subject to an undertaking by or on behalf of such Indemnified Person to repay the same to the Corporation if the Covered Act involves a claim for which indemnification is not permitted under clause (v), below, and the final disposition of such action, suit, proceeding or appeal results in an adjudication adverse to such Indemnified Person.

The agreements authorized hereby may not indemnify an Indemnified Person from and against any Loss, and the Corporation shall not reimburse for any Expenses, in connection with any claim or claims made against an Indemnified Person which the Corporation has determined to have resulted from (i) any breach of the Indemnified Person’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) action contravening Section 7-1.2-811 of the General Laws, (iv) the realization by an Indemnified Person of profits subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934 or (v) a transaction (other than a transaction approved in accordance with Section 7-1.2-807 of the General Laws) from which the person seeking indemnification derived an improper personal benefit.

The agreements authorized hereby may contain such other terms and conditions as the board of directors, in its sole discretion, determines to be consistent with the provisions of this Article.

* * *

The shareholders of the Corporation, in the manner prescribed by Section 7-1.2-903 of the General Laws, have adopted the foregoing Amended and Restated Articles of Incorporation.

The foregoing Amended and Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Articles of Incorporation, as previously amended, and the Amended and Restated Articles of Incorporation, together with the designated amendments, if any, supersede the original Articles of Incorporation and all previous amendments to the Articles of Incorporation.

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